EXHIBIT 99.1


FOR IMMEDIATE RELEASE                     CONTACT:    Mac Anderson
                                                      Successories
                                                      630/820-7200
                                                      Ron Bottrell or Doug Dome
                                                      DNW Communications
                                                      312/467-0760


                    SUCCESSORIES ANNOUNCES MANAGEMENT CHANGES

AURORA, IL, JUNE 29, 1998 - Successories, Inc. (NASDAQ:SCES) today announced that James M. Beltrame has been replaced as President and Chief Executive Officer, effective immediately.

         A special committee of the Board of Directors, comprised entirely of outside directors, will conduct a search for a new President. In the interim, Chairman and Founder Mac Anderson will assume the President position.

"Jim Beltrame did an excellent job in his turnaround role," Anderson said. "However, we have come to realize that the financial skills needed to turn the Company around are different from those needed to grow it. Our infrastructure and balance sheet are solid, and now we need a results oriented President with a strong marketing background and a growth track record to take us to the next level."

         Mr. Beltrame, 54, joined Successories in March 1995 as Chief Financial Officer. He was named President in June 1995 and was elected Chief Executive Officer in May 1997.

         Successories, Inc. designs, manufactures, and markets proprietary and licensed products for business, personal motivation, and for golf enthusiasts through multiple distribution channels, including direct mail catalogs specialty retail stores, mass merchandisers, and seasonal kiosks. The company markets products under the Successories (R), Winners (R) Collection, the Golf Company from Golf Digest (TM) and British Links (R) brands. The company's website is www.successories.com.